Exhibit 10.11
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           Employment Letter with Dominick Zumbo dated August 5, 2004


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                                                                  [Logo omitted]
                                                                       Netfabric
                                                                 67 Federal Road
                                                           Building A, Suite 300
                                                                      Brookfield
                                                                        CT 06804

                                                                   Aug 5th, 2004

Dominic Zumbo
Street
Town

Dear Dominic,

Thank you for the interest you have shown in Netfabric. I am pleased to offer to you the position of Director of Hardware Design at the company. Your compensation for your exclusive full-time work with the company will be an annual salary of $110,000, payable semi-monthly in arrears, plus participation in the company's stock option plan. Our stock option plan is still being finalized, but it contemplates the establishment of a compensation committee that will oversee the plan. A copy of the plan will be forwarded to you when it is completed together with your option grant. Initially, you will have 15 days of paid vacation (accrued at the rate of 1.25 days per month) in addition to public holidays. Until the company institutes a more formal healthcare plan offering for employees, we are prepared to reimburse you up to $1000 per month toward your healthcare coverage.

As a condition of your employment, we may require you to execute additional agreements with respect to your employment with the company, including agreements with respect to the confidential information, trade secrets and intellectual property of the company, which you agree are solely company property, and will keep strictly confidential at all times.


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Dominic you join the company at an exciting time. We believe the company is well position to capitalize on the rapidly growing Voice over IP (VoIP) market place and are confident that your contributions to the company will be substantial.

I would appreciate your response to this offer by Thursday August 12th, 2004.


Yours truly,



Jeff Robinson
President